                                                                    Exhibit 99.1

ITC/\DeltaCom and AvData Systems Sign Definitive Merger Agreement
Page 1
April 15, 1999


FOR IMMEDIATE RELEASE                    Contact:  Douglas A. Shumate
                                         Senior Vice President
                                         Chief Financial Officer
                                         706-645-8189




                     ITC/\DELTACOM AND AVDATA SYSTEMS SIGN
                          DEFINITIVE MERGER AGREEMENT


WEST POINT, Georgia (April 15, 1999) - ITC/\DeltaCom, Inc. (Nasdaq/NM: ITCD) today announced the signing of a definitive agreement to merge with AvData Systems, Inc., a privately owned data network management solutions provider based in Atlanta, Georgia. ITC/\DeltaCom expects to pay approximately $28 million in common stock to the owners of AvData, subject to certain adjustments, as consideration for the merger. The consideration is subject to a positive adjustment of $10 million in common stock based upon certain performance objectives. A portion of the purchase price will be protected by an amount placed into escrow to cover certain indemnified items. The closing of the merger transaction is expected to occur later this spring, and is subject to customary closing conditions, including board approval.

     AvData, founded in 1988, is a provider of wide area network solutions across a variety of technology platforms. On a stand-alone basis, AvData, expects to achieve 1999 revenues between $17 and $20 million. As a pioneer in the management of VSAT data networks, AvData transitioned its business focus during the past several years to the implementation and remote management of commercial frame relay networks. ITC/\DeltaCom expects that AvData analysts and engineers, based in AvData's Network Operations Center in Atlanta, Georgia, will bring to ITC/\DeltaCom the experience and expertise to design, implement, and manage large scale, commercial data networks using some of the most advanced and proven network management systems available.

     "The addition of the AvData team to ITC/\DeltaCom is a natural acceleration of our data services strategy," said Andrew M. Walker, vice chairman and chief executive officer of ITC/\DeltaCom. "With our fiber network and data switching capability throughout the South, we offer customers one of the most robust and reliable network infrastructures available. Now, with the added monitoring and management capabilities developed and refined by AvData, we will have the capability to leverage our network reliability and integrity to provide an even broader level of service for our customers' network operations."

     AvData's expertise is in providing extensive, on-going network management of digital communications networks to business customers throughout the United States. AvData's current service offerings include consulting, integration, operation and proactive management of customers' data networks, with 24 X 7 monitoring, trouble-shooting, problem resolution, and comprehensive network performance reporting for frame relay and other data networks. AvData engineers also provide in-depth network performance analysis, as well as design and implementation services for data network deployment. In addition, the company manages corporate Internet access and provides remote monitoring of firewall security systems.

     The companies have enjoyed a long-term relationship on several fronts. ITC/\DeltaCom has teamed with AvData on several common customers and prospective opportunities during the past few years. Recently ITC/\DeltaCom and AvData began jointly marketing their products and services under an agency agreement, coming together to bid their combined offering as a total solution for prospective customers of both firms.

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ITC/\DeltaCom and AvData Systems Sign Definitive Merger Agreement
Page 2
April 15, 1999

     After the merger transaction is completed, AvData chief executive officer, James H. Black, Jr., will continue with the company as a Senior Vice President of ITC/\DeltaCom, and the parties plan that he will be appointed to serve as a member of the ITC/\DeltaCom Board of Directors. "We are very excited about merging the capabilities of AvData and ITC/\DeltaCom," said Black. "The strategic fit and operating compatibility of AvData and ITC/\DeltaCom are ideal. Both companies are highly focused on customer satisfaction and employee excellence, and with our combined capabilities as a full service solutions provider, we believe we can provide an extraordinary level of service to both new and existing customers."

     AvData currently employs more than seventy people in its Atlanta facilities, including network analysts, network engineers, and project engineers, as well as experienced sales and marketing personnel. Known for its commitment to customer satisfaction, AvData was recognized regionally with an Arthur Andersen Enterprise Award for Best Business Practices(R) in Customer
Satisfaction in 1997.   AvData serves customers in a variety of industries,
including financial, wireless, industrial, utility, retail, and distribution.

     AvData continues to serve the satellite network business, the niche market it entered in 1988. ITC/\DeltaCom will continue to support this market going forward, where strong applications continue to exist in the paging and wireless industries, as well as in reaching remote data network locations and to provide primary network redundancy.

     ITC/\DeltaCom, headquartered in West Point, Georgia, provides integrated telecommunications services to mid-sized and major regional businesses in the southern United States, and is a leading regional provider of wholesale long-haul services to other communications companies. ITC/\DeltaCom's business communication services include local exchange service, long distance, enhanced data, Internet, and operator services, and the sale and maintenance of customer premise equipment. The company operates 23 branch locations in eight states, and its 10-state; 7,800-mile fiber optic network reaches over 80 points of presence. ITC/\DeltaCom has interconnection agreements with BellSouth, GTE, and Sprint for resale and access to unbundled network elements, and is a certified Competitive Local Exchange Carrier (CLEC) in all nine BellSouth states.


     Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by ITC/\DeltaCom with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, risks related to future growth and rapid expansion, volatility of stock prices, and risks related to the Year 2000. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Annual Report on Form 10-K.


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